Exhibit 99.1

Press Release

Acutus Medical Achieves OEM Qualification Milestone in Sale of Left-Heart Access Portfolio to Medtronic

Carlsbad, Calif. – November 3, 2022 – Acutus Medical, Inc. (“Acutus” or the “Company”) (Nasdaq: AFIB), an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated, today announced that the Company has achieved the first milestone under the asset purchase agreement of its left-heart access portfolio with Medtronic. This triggers a $20 million earnout payment from Medtronic to Acutus and allows Acutus to become an original equipment manufacturer (OEM) for Medtronic. Acutus will continue selling the left-heart access portfolio until commercial distribution is transitioned to Medtronic.

“We are very pleased with the partnership we have built with Medtronic, with both teams working diligently to ensure a smooth transition for all stakeholders. We are excited about the potential to accelerate this innovative product line’s impact on patient care with Medtronic’s global reach, and we look forward to supporting Medtronic’s left-heart access commercial launch.” said David Roman, President & CEO of Acutus Medical. “Achieving this key milestone further advances our strategic priorities to strengthen the Company’s financial position and enables us to intensify focus on our differentiated mapping and therapy platform.”

Left-Heart Access Portfolio Sale
On June 30, 2022, Acutus completed the first closing of its previously announced sale of the Company’s left-heart access portfolio, which includes the AcQCross® septal crossing devices, the AcQGuide® MINI sheath and integrated crossing device, the AcQGuide® FLEX Steerable Introducer with integrated crossing device, and the AcQGuide® VUE steerable sheath to Medtronic.

Under the terms of the agreement, at the first closing, Medtronic paid cash consideration of $50 million to Acutus for, among other things, intellectual property rights to the Company’s left-heart access portfolio and certain equipment used in the manufacturing of these products. Acutus has now completed the first major milestone in this transaction with OEM qualification, which will bring in gross proceeds of $20 million. Acutus remains eligible for additional milestone payments associated with certain regulatory activities as well as four years of revenue-based earnouts.

About Acutus Medical, Inc.
Acutus is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to helping physicians achieve better patient outcomes with a unique array of products and technologies which enable physicians to diagnose each patient’s unique disease and create an optimized, personalized treatment strategy. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.

Exhibit 99.1

Press Release

Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of its products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase the Company’s systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States and globally, including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the impact of the coronavirus (COVID-19) pandemic and Acutus’ response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Acutus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact: Media Contact:
Caroline Corner Levitate
Westwicke ICR M: 260-408-5383
D: 415-314-1725 acutus@levitatenow.com
caroline.corner@westwicke.com